Exhibit 99.1
BankFacility.doc — Draft #6 — 11/18/11

CONFIDENTIAL /NOT FOR DISSEMINATION
FOR IMMEDIATE RELEASE
KMG CHEMICALS ANNOUNCES $60.0 MILLION CREDIT FACILITY
HOUSTON, TX — November 23, 2011 — KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that it has amended, increased, and extended its existing revolving credit facility with Wells Fargo & Co. and Bank of America, N.A.
Among other things, maximum borrowings permitted under the amended five-year facility increased to $60.0 million from $50.0 million and the maturity date was extended to December 31, 2016 from December 31, 2012. The variable interest rate calculation under the new facility remains unchanged; currently, the interest rate is 2.00% over LIBOR. At October 31, 2011, there was $24 million borrowed on the revolving facility and there were no amounts outstanding on the term loan. Including the $20 million fixed-rate notes maturing in December 2014, KMG had total debt of $44 million on October 31, 2011.
John V. Sobchak, KMG’s Chief Financial Officer, commented, “We value our long-term relationship with these lenders and appreciate their continuing confidence in KMG. We believe the Company is well positioned to generate significantly improved results in fiscal 2012, assuming no severe disruptions to the economy. We are focused on additional consolidating acquisitions in our existing businesses, as well as attractive opportunities to expand into a new platform business. The support of our lenders enables us to pursue these growth opportunities to enhance KMG’s long-term value for our shareholders.”
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Devin Sullivan
713-600-3814	212-836-9608
JSobchak@kmgchemicals.com	DSullivan@equityny.com
www.kmgchemicals.com
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